Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Trista Hertz, Director of Investor Relations	Rick Fox, Media Relations Coordinator
(630) 218-7364	(630) 218-8000 x4896
hertz@inlandrealestate.com	rfox@inlandgroup.com

INLAND REAL ESTATE CORPORATION

ANNOUNCES CHANGES TO DIVIDEND POLICY

OAK BROOK, Ill. (June 29, 2004) – Inland Real Estate Corporation (NYSE: IRC) today announced that its board of directors has adopted changes to the Company’s dividend policy.   Under the former policy, the Company paid monthly cash dividends on or about the 17th day of each month to common stockholders of record on the 1st day of the month immediately preceding the dividend payment.  Under the newly adopted policy, commencing with the monthly cash dividend to be paid on August 17, 2004 and thereafter, the Company expects to make monthly cash dividend payments on the 17th day of each calendar month (or, if not a business day, on the first business day following the 17th day of the calendar month) to common stockholders of record at the close of business on the last day of the calendar month immediately preceding the cash dividend payment (or, if not a business day, at the close of business on the first business day following the last day of the calendar month immediately preceding the cash dividend payment).  Currently, Inland Real Estate Corporation pays an annual dividend of $0.94 per share; a portion of which is distributed monthly to common stockholders.  The per share amount of the monthly dividend is computed on the basis of a 365-day year using the actual number of days in the month immediately preceding the dividend payment.

The Company expects to pay its next monthly cash dividend on July 19, 2004 to common stockholders of record on June 1, 2004.  This monthly cash dividend will be the last paid by the Company under its former dividend policy.  In accordance with the newly adopted dividend policy, the Company anticipates that the close of business on August 2, 2004 will be the record date for the monthly cash dividend to be paid on August 17, 2004.

Inland Real Estate Corporation is a self-administered publicly traded real estate investment trust that owns 138 neighborhood, community and single-tenant retail centers located in the Midwestern United States.

This press release may contain forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe”, “expect”, “anticipate”, “intend”, “estimate”, “may”, “will”, “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the Company’s filing on Form 10-K for the year ended December 31, 2003.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.